Lithia Announces Acquisition of Nissan Store

MEDFORD, OR -- (Marketwired - October 10, 2014) - Lithia Motors, Inc. (NYSE: LAD) has acquired Harris Nissan in Clovis, California. The store will be renamed Lithia Nissan of Clovis and will add $25 million in estimated annual revenues.

Bryan DeBoer, President and Chief Executive Officer, commented, "We are pleased to add to our Nissan portfolio in the central valley of California. Lithia Nissan of Clovis will complement our Fresno location as we cluster locations in the greater Fresno market area. We are pleased to welcome the newest members of the store to the Lithia family."

About Lithia
Lithia Motors, Inc. is the eighth largest automotive retailer in the United States. Lithia sells 30 brands of new vehicles and all brands of used vehicles at 129 stores in 14 states. Lithia also arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations.

Sites
www.lithia.com
www.lithiainvestorrelations.com
www.lithiacareers.com

Lithia Motors on Facebook
http://www.facebook.com/LithiaMotors

Lithia Motors on Twitter
http://twitter.com/lithiamotors

Contact:
John North
VP Finance and Controller
(541) 618-5748